UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)    July 22, 2013

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Restatement of Employment Agreement with Catherine A. Rector

On July 22, 2013, we entered into an Amended and Restated Employment Agreement with our Chief Accounting Officer, Catherine A. Rector. The Amended and Restated Employment Agreement provides for an initial term of employment until September 30, 2013 where the previous employment agreement was an at-will agreement. Under the Amended and Restated Employment Agreement, we may terminate the Agreement for Cause (as defined therein), death or disability, or without cause upon two weeks' notice. Our ability to effect, and certain payments upon, a termination following a Change In Control remains unchanged from the original agreement.

Ms. Rector will continue to receive an annual salary of $150,000, which is unchanged by the Amended and Restated Employment Agreement. The Amended and Restated Employment Agreement contains an end-of-term bonus of $50,000 which shall be payable so long as Ms. Rector does not voluntarily terminate her employment prior to September 30, 2013 and is not terminated for Cause before that date. It provides for certain make-whole payments related to Ms. Rector's in-the-money stock options in addition to the end-of-term bonus if the Company terminates Ms. Rector's employment prior to September 30, 2013 without Cause. Should her employment be terminated after September 30, 2013, a severance payment equal to the make-whole payment related to Ms. Rector's in-the-money stock options would be paid. None of these payments would be made if Ms. Rector was terminated for Cause. In addition, the Amended and Restated Agreement provides for a flexible work schedule.

The foregoing description of the terms and conditions of the Amended and Restated Employment Agreement with Catherine A. Rector is qualified in its entirety by reference to that agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Catherine A. Rector dated July 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.
Date: July 26, 2013
	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer

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